Exhibit 99.1

E2open Announces Fiscal Fourth Quarter and Fiscal Year 2021 Financial Results

Exceeded Guidance for Fiscal Year 2021

Raises Fiscal Year 2022 Guidance

AUSTIN, Texas – May 18, 2021 – E2open Parent Holdings, Inc. (NYSE: ETWO), a leading network-based provider of 100% cloud-based, mission-critical, end-to-end supply chain management software, today announced financial results for its fiscal fourth quarter and fiscal year ended February 28, 2021.

“We are pleased to report a strong fourth quarter and full fiscal 2021 as we begin a new chapter as a publicly traded company. We are excited to start off by beating our fiscal 2021 guidance and we are raising our fiscal 2022 guidance,” said Michael Farlekas, president and chief executive officer at E2open.

In addition to our strong financial results, E2open is pleased to report significant progress in all three previously identified categories to further the Company’s organic growth: the formation of the new logo sales team, new strategic partnerships, and to further monetize E2open’s data network,” Farlekas continued. “This gives the Company increased confidence that our long-term revenue growth will be in excess of our 10% organic revenue growth target.”

Fiscal Fourth Quarter 2021 Financial Highlights

•

Revenue: Total revenue for the combined Successor and Predecessor periods in the fourth quarter of fiscal year 2021 reached $81.0 million, a decrease of 3.8% from $84.2 million in the fiscal fourth quarter of 2020. Total non-GAAP revenue was $88.8 million, an increase of 5.5% compared to $84.2 million in the fiscal fourth quarter of 2020.

Subscription revenue for the combined Successor and Predecessor periods in fiscal fourth quarter of 2021 was $64.8 million compared to $67.5 million in the prior year period.  This decline in subscription revenue was largely due to purchase accounting adjustments to reduce the carrying value of deferred revenue to its fair value on the date of the CCNB1 combination.  Fiscal fourth quarter 2021 non-GAAP subscription revenue, adjusted for this fair value reduction, was up 7.6% to $72.6 million compared to $67.5 million from the prior fiscal fourth quarter.

•

Gross Profit: Gross profit for the combined Successor and Predecessor periods in the fiscal fourth quarter of 2021 was $42.6 million, a decrease of 15.1% compared with $50.2 million in the same quarter of 2020. This decrease in gross profit was largely due to the purchase accounting adjustment noted above.  Non-GAAP gross profit for the fiscal fourth quarter of 2021 was $63.4 million, an increase of 8.6% compared with the prior year's fourth quarter.

•

Gross Margin: Gross margin was 53% versus 60% in the combined Successor and Predecessor periods for the fiscal fourth quarter of 2021 versus 2020, respectively. Non-GAAP gross margin was 71% compared to 69% in the fiscal fourth quarter of 2020.

•

EBITDA: EBITDA for the fiscal fourth quarter of 2021 was $34.6 million compared with $10.3 million in the same quarter of 2020. Adjusted EBITDA was $28.2 million with a margin of 32%, an increase of 42.9% from $19.7 million in the fiscal fourth quarter 2020.

•

Net Income: Net income for the combined Successor and Predecessor periods for the fiscal fourth quarter of 2021 was $33.3 million, compared with a net loss of $20.9 million in the same quarter of 2020.

Recent Business Highlights

E2open has achieved substantial progress on value levers to sustainably increase organic revenue growth:

•	Formation of a new account logo sales team will augment E2open’s current enterprise sales team which historically focused almost exclusively on the current customer base.

•	Strategic partnership with Dun & Bradstreet will identify new data solutions and grow E2open’s market reach.

•	Strategic partnership with Maersk to create NeoNav, which will leverage each company’s unique capabilities to bring customers improved supply chain performance.

Fiscal Year 2021 Financial Highlights

•

Revenue: Total revenue for the combined Successor and Predecessor periods in fiscal year 2021 reached $330.0 million, an increase of 8.1% from $305.1 million in fiscal year 2020. Total revenue was up in part due to the acquisition of Amber Road, partially offset by the negative impact of COVID-19 on the fiscal 2021 results.  Non-GAAP revenue was up 10.7% in fiscal year 2021 to $337.8 million compared to $305.1 million in fiscal year 2020.

Fiscal year 2021 subscription revenue for the combined Successor and Predecessor periods was $273.8 million compared to $244.0 million in fiscal 2020.  Non-GAAP subscription revenue for the combined Successor and Predecessor periods was up 15.4% to $281.6 million compared to $244.0 million the prior fiscal year.  A portion of this increase was attributable to the Amber Road acquisition which was completed in the first part of fiscal 2020.

•

Gross Profit: Gross profit for the combined Successor and Predecessor periods in fiscal year 2021 was $198.8 million, an increase of 8.0% compared with $184.0 million in fiscal year 2020. Non-GAAP gross profit for the combined Successor and Predecessor periods in fiscal year 2021 was $240.8 million, an increase of 14.5% compared with the prior year of $210.3 million.  This increase was due in part to the acquisition of Amber Road in the first part of fiscal 2020.

•

Gross Margin: Gross margin was 60% in both the combined Successor and Predecessor periods in fiscal year 2021, as well as fiscal year 2020.  Non-GAAP gross margin improved to 71% compared to 69% in fiscal year 2020.

•

EBITDA: EBITDA for the combined Successor and Predecessor periods in fiscal year 2021 was $94.4 million compared with $18.0 million in fiscal year 2020. Adjusted EBITDA was $109.5 million with a margin of 32% for the combined Successor and Predecessor periods in fiscal year 2021, an increase of 59.8% from $68.5 million in fiscal year 2020.

•	Net Loss: Net loss for the combined Successor and Predecessor periods in fiscal year 2021 was $35.1 million, compared with a loss of $101.4 million in fiscal year 2020.

•

Cash flow and Net debt: Net cash provided by operating activities was $14.5 million for the combined Successor and Predecessor periods for fiscal year 2021, compared to cash used in operating activities of $55.8 million in fiscal year 2020.  Net debt as of February 28, 2021, as defined in the non-GAAP reconciliation Table III, was $323.9 million.  E2open’s net debt forward leverage ratio is approximately 2.7 times adjusted EBITDA as of February 28, 2021 based on projected 2022 adjusted EBITDA.

Financial Outlook for Fiscal Year 2022

As of May 18, 2021, E2open is providing guidance for its full fiscal year 2022, which ends February 28, 2022, as follows:

•	Total non-GAAP revenue is expected to be in the range of $369 million to $371 million.
•	Non-GAAP gross profit is expected to be in the range of $268 million to $270 million.
•	Adjusted EBITDA is expected to be in the range of $120 million to $122 million.
•	These estimates reflect approximately 10% organic subscription revenue growth and an adjusted gross margin in the range of 72 to 73%.

Financial Highlights and Guidance

			Variance	FY22	FY22
(in millions)	FY21(a)	Guidance	$	Guidance	Growth
	(unaudited)
Subscription Revenue	$273.8	-	-	-	-
Business Combination Adjustment (b)	$7.8	-	-	-	-
Non-GAAP Subscription Revenue	$281.6	$277.7	$3.9	-	-
Professional Services Revenue	$56.2	$56.9	$(0.7)	-	-
Non-GAAP Revenue	$337.8	$334.6	$3.2	$369 – 371	~10%

Gross Profit	$198.8	-	-	-	-
Gross Profit Margin	59%	-
Non-GAAP Gross Profit	$240.8	$241.5	$(0.7)	$268 – 270	~10%
Non-GAAP Gross Profit Margin (c)	71%	72%		72%

Adjusted EBITDA	$109.5	$104.6	$4.9	$120 – 122	~11%
Adjusted EBITDA Margin (d)	32%	31%		32%
Net Income	$(35.1)	-	-	-	-

Footnotes (see reconciliation table for GAAP to non-GAAP metrics)
(a)

Reflects the summation of the periods of our Predecessor from March 1, 2020 through February 3, 2021, and the Successor for the period from February 4, 2021 through February 28, 2021 for the full fiscal 2021.

(b)	Adjustment related to the fair value reduction of deferred revenue as a result of the CCNB1 combination.
(c)	Calculated utilizing non-GAAP gross profit as a percentage of non-GAAP revenue.
(d)	Calculated utilizing adjusted EBITDA as a percentage of non-GAAP revenue.

Quarterly Conference Call

E2open will host a conference call and live webcast today at 5:00 p.m. ET to discuss fiscal fourth quarter and fiscal year 2021 financial results, in addition to discussing the Company’s outlook for the full fiscal year 2022. To access the conference call, dial 866-757-0071 (U.S. domestic) or 236-714-3680 (international). The conference ID is 2788490. The webcast will be available live on the Investor Relations section of the Company's website at www.e2open.com.

An audio replay of the call can also be accessed through Tuesday, May 25, 2021 at 800-585-8367 (U.S. domestic) or 416-621-4642 (international). The replay pass code is 2788490. In addition, an archived webcast will be available an hour after the completion of the call on the Investor Relations section of the Company's website at www.e2open.com.

About E2open

At E2open, we’re creating a more connected, intelligent supply chain. It starts with sensing and responding to real-time demand, supply and delivery constraints. Bringing together data from clients, distribution channels, suppliers, contract manufacturers and logistics partners, our collaborative and agile supply chain platform enables companies to use data in real time, with artificial intelligence and machine learning to drive smarter decisions. All this complex information is delivered in a single view that encompasses your demand, supply and logistics ecosystems. E2open is changing everything. Demand. Supply. Delivered.TM Visit www.e2open.com.

E2open and the E2open logo are registered trademarks of E2open, LLC. Demand. Supply. Delivered. is a trademark of E2open, LLC.

Non-GAAP Financial Measures

This press release includes certain financial measures not presented in accordance with generally accepted accounting principles (“GAAP”) including non-GAAP revenue, adjusted EBITDA, adjusted EBITDA margin, non-GAAP gross profit, non-GAAP net income, net debt, and non-GAAP gross margin. These non-GAAP financial measures are not a measure of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing the Company’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income, cash flows from operations or other measures of profitability, liquidity, or performance under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly titled measures used by other companies.

The Company believes this non-GAAP measure of financial results provides useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends in comparing the Company’s financial measures with other similar companies, many of which present similar non-GAAP financial measures to investors. These non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these non-GAAP financial measures.

Safe Harbor Statement

Certain statements in this press release are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements relate to future events or the Company's future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. In particular, statements about the Company's expectations, beliefs, plans, objectives, assumptions, future events or future performance contained in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential," "outlook," "guidance" or the negative of those terms or other comparable terminology.

Please see the Company's documents filed or to be filed with the Securities and Exchange Commission, including the annual report filed on Form 10-K, and any amendments thereto for a discussion of certain important risk factors that relate to forward-looking statements contained in this press release. The Company has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company's control. These and other important factors may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Any forward-looking statements are made only as of the date hereof, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts

J. Adam Rogers

E2open

adam.rogers@e2open.com

515-556-1162

Media Contacts

WE Communications for E2open

e2open@we-worldwide.com

512-527-7029

E2OPEN PARENT HOLDINGS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except share amounts)

	Three Months Ended		Successor	Predecessor
	February 28, 2021	February 29, 2020	February 4, 2021 through February 28, 2021	March 1, 2020 through February 3, 2021	Fiscal Year Ended February 29, 2020	Fiscal Year Ended February 28, 2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue
Subscription revenue	$64,811	$67,500	$14,117	$259,707	$243,981	$153,634
Professional services	16,179	16,674	7,248	48,940	61,121	47,573
Total revenue	80,990	84,174	21,365	308,647	305,102	201,207
Cost of Revenue
Subscriptions	18,859	15,502	7,823	55,602	59,113	33,537
Professional services and other	11,999	12,445	4,324	40,466	42,414	31,673
Amortization of acquired intangible assets	7,505	6,033	4,037	18,921	19,538	8,350
Total cost of revenue	38,363	33,980	16,184	114,989	121,065	73,560
Gross Profit	42,627	50,194	5,181	193,658	184,037	127,647
Operating Expenses
Research and development	21,034	16,862	10,458	53,788	61,882	42,523
Sales and marketing	17,547	15,825	8,788	46,034	53,605	34,398
General and administrative	30,441	11,458	23,123	37,355	51,799	28,001
Acquisition-related expenses	7,311	3,204	4,317	14,348	26,709	15,577
Amortization of acquired intangible assets	7,159	8,354	1,249	31,275	31,129	20,061
Total operating expenses	83,492	55,703	47,935	182,800	225,124	140,560
(Loss) income from operations	(40,865)	(5,509)	(42,754)	10,858	(41,087)	(12,913)
Other (expense) income
Interest and other expense, net	(14,142)	(19,911)	(1,928)	(65,469)	(67,554)	(20,846)
Loss on extinguishment of debt	—	—	—	—	—	(4,604)
Gain from change in fair value of warrant liability	23,187	—	23,187	—	—	—
Gain from change in fair value of contingent consideration	33,740	—	33,740	—	—	—
Total other income (expenses)	42,785	(19,911)	54,999	(65,469)	(67,554)	(25,450)
Income (loss) before income tax benefit	1,920	(25,420)	12,245	(54,611)	(108,641)	(38,363)
Income tax benefit	31,366	4,471	612	6,681	7,271	8,245
Net income (loss)	33,286	(20,949)	12,857	$(47,930)	$(101,370)	$(30,118)
Less: Net income attributable to noncontrolling interest	2,057	—	2,057
Net income attributable to E2open Parent Holdings, Inc.	$31,229	$(20,949)	$10,800

E2OPEN PARENT HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	Successor	Predecessor
	February 28, 2021	February 29, 2020
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$194,717	$19,494
Restricted cash	12,825	28,934
Accounts receivable - net	112,657	118,777
Prepaid expenses and other current assets	12,643	12,602
Total current assets	332,842	179,807
Long-term investments	224	179
Goodwill	2,628,646	752,756
Intangible assets, net	824,851	467,593
Property and equipment, net	44,198	25,232
Other noncurrent assets	7,416	14,445
Total Assets	$3,838,177	$1,440,012
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable and accrued liabilities	$70,233	$58,451
Incentive program payable	12,825	28,934
Deferred revenue	89,691	142,027
Acquisition-related obligations	2,000	3,100
Current portion of notes payable and capital lease obligations	9,232	64,902
Total current liabilities	183,981	297,414
Long-term deferred revenue	482	2,656
Notes payable and capital lease obligations	509,388	886,806
Tax receivable agreement liability	50,114	—
Warrant liability	68,772	—
Contingent consideration	150,808	—
Deferred taxes	396,217	36,636
Other noncurrent liabilities	1,057	1,908
Total liabilities	1,360,819	1,225,420
Commitments and Contingencies
Stockholders' Equity
Members' capital	—	433,992
Common Stock	19	—
Additional paid-in capital	2,071,206	—
Accumulated other comprehensive income (loss)	2,388	(898)
Retained earnings (accumulated deficit)	10,800	(218,502)
Total stockholders' equity	2,084,413	214,592
Noncontrolling interest	392,945	—
Total equity	2,477,358	214,592
Total Liabilities and Stockholders' Equity	$3,838,177	$1,440,012

E2OPEN PARENT HOLDINGS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

	Successor	Predecessor
	February 4, 2021 through February 28, 2021	March 1, 2020 through February 3, 2021	Fiscal Year Ended February 29, 2020	Fiscal Year Ended February 28, 2019
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income (loss)	$12,857	$(47,930)	$(101,370)	$(30,118)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	6,394	63,263	60,416	34,348
Amortization of deferred commissions	34	3,937	2,238	—
Amortization of debt issuance costs	206	4,007	3,519	1,296
Unit-based compensation	33,000	7,277	8,222	8,166
Gain from change in fair value of warrant liability	(23,187)	—	-	-
Gain from change in fair value of earn-out liability	—	—	(146)	(77)
Gain from change in fair value of contingent consideration	(33,740)	—	-	-
Gain on sale of short-term investment	—	—	—	(2,246)
Loss on disposal of property and equipment	9	33	142	47
Loss on extinguishment of debt	—	—	—	4,604
Changes in operating assets and liabilities:
Accounts receivable, net	11,514	(5,395)	(49,992)	(7,958)
Prepaid expenses and other current assets	3,622	(3,611)	(1,276)	726
Other noncurrent assets	11,017	(5,410)	(9,113)	(472)
Accounts payable and accrued liabilities	(6,648)	12,456	5,493	(6,284)
Incentive program payable	1,328	(17,437)	(1,581)	15,815
Deferred revenue	(8,733)	4,808	36,770	1,406
Changes in other liabilities	(1,872)	(7,344)	(9,169)	(9,370)
Net cash provided by (used in) operating activities	5,801	8,654	(55,847)	9,883
Cash flows from investing activities
Proceeds withdrawn from Trust Account	414,053	—	—	—
Payments for acquisitions - net of cash acquired	(879,907)	—	(431,399)	(244,449)
Capital expenditures	(1,470)	(13,990)	(11,563)	(2,712)
Proceeds from disposal of property and equipment	49	—	—	—
Sale of marketable securities	—	—	—	11,419
Net cash used in investing activities	(467,275)	(13,990)	(442,962)	(235,742)
Cash flows from financing activities
Proceeds from PIPE Investment	—	627,500	—	—
Proceeds from sale of membership units	—	3,501	63	85
Repurchase of membership units, net	—	—	(115)	(1,564)
Proceeds from indebtedness	—	23,377	492,588	480,000
Repayments of indebtedness	—	(21,891)	(5,529)	(197,979)
Debt extinguishment costs	—	—	—	(3,085)
Repayments of capital lease obligations	(468)	(6,038)	(6,449)	(5,245)
Payments of debt issuance costs	—	—	(12,941)	(11,538)
Net cash (used in) provided by financing activities	(468)	626,449	467,617	260,674
Effect of exchange rate changes on cash and cash equivalents	41	(98)	232	(112)
Net (decrease) increase in cash, cash equivalents and restricted cash	(461,901)	621,015	(30,960)	34,703
Cash, cash equivalents and restricted cash at beginning of period	669,443	48,428	79,388	44,685
Cash, cash equivalents and restricted cash at end of period	$207,542	$669,443	$48,428	$79,388

E2open Parent Holdings, Inc.

RECONCILIATION OF NON-GAAP INFORMATION TABLE I

(in millions)

	Quarterly		Variance	Annual		Variance
	Q4 - FY21 (a)	Q4 - FY20%		FY21 (a)	FY20%
	(unaudited)	(unaudited)		(unaudited)
Subscription revenue	64.8	67.5	-4.0%	273.8	244.0	12.2%
Business Combination adjustment (b)	7.8	-	n/m	7.8	-	n/m
Non-GAAP subscription revenue	72.6	67.5	7.6%	281.6	244.0	15.4%

Footnotes
(a)

Reflects the summation of the periods of our Predecessor from March 1, 2020 through February 3, 2021, and the Successor for the period from February 4, 2021 through February 28, 2021 for the full fiscal 2021 and the period of our Predecessor from December 1, 2020 through February 3, 2021 and the Successor period from February 4, 2021 through February 28, 2021 for the fiscal fourth quarter 2021.

(b)	Adjustment related to the fair value reduction of deferred revenue as a result of the CCNB1 combination.

E2open Parent Holdings, Inc.

RECONCILIATION OF NON-GAAP INFORMATION TABLE II

(in millions)

	Quarterly		Variance	Annual		Variance
	Q4 - FY21(a)	Q4 - FY20%		FY21(a)	FY20%
	(unaudited)	(unaudited)		(unaudited)
Subscription revenue	64.8	67.5	-4.0%	273.8	244.0	12.2%
Professional services revenue	16.2	16.7	-2.9%	56.2	61.1	-8.1%
Revenue	81.0	84.2	-3.8%	330.0	305.1	8.1%
Business combination adjustment (b)	7.8		n/m	7.8	-	n/m
Non-GAAP Revenue	88.8	84.2	5.5%	337.8	305.1	10.7%

Gross Profit	42.6	50.2	-15.1%	198.8	184.0	8.0%
Adjustments
Business Combination Adjustment (b)	7.8	-	n/m	7.8	-	n/m
Depreciation expenses	2.0	1.5	33.5%	6.9	5.5	25.9%
Amortization of intangible assets	7.5	6.0	25.1%	23.0	19.5	17.2%
Share - based compensation (c)	3.3	0.7	n/m	3.8	1.2	n/m
Non-recurring/non-operating costs (d)	0.2	0.0	n/m	0.7	0.0	n/m
Non-GAAP Gross Profit	63.4	58.4	8.6%	240.8	210.3	14.5%
Gross profit margin	53%	60%		60%	60%
Non-GAAP Gross profit margin (e)	71%	69%		71%	69%
EBITDA	34.6	10.3	235.6%	94.4	18.0	421.4%
Adjustments
Business Combination adjustment (b)	7.8	-	n/m	7.8	-	n/m
Change in fair value of financial instruments (f)	(56.9)	-	n/m	(56.9)	-	n/m
Acquisition-related adjustments (g)	7.3	2.8	n/m	18.7	25.0	-25.3%
Non-recurring/non-operating costs (d)	1.0	2.5	-61.0%	4.4	6.3	-30.1%
Share - based compensation (c)	34.4	4.1	n/m	41.1	19.2	n/m
Adjusted EBITDA	28.2	19.7	42.9%	109.5	68.5	59.8%
EBITDA Margin	43%	12%		29%	6%
Adjusted EBITDA Margin (h)	32%	23%		32%	23%

Footnotes
(a)

Reflects the summation of the periods of our Predecessor from March 1, 2020 through February 3, 2021, and the Successor for the period from February 4, 2021 through February 28, 2021 for the full fiscal 2021 and the period of our Predecessor from December 1, 2020 through February 3, 2021 and the Successor period from February 4, 2021 through February 28, 2021 for the fiscal fourth quarter 2021.

(b)	Adjustment related to the fair value reduction of deferred revenue as a result of the CCNB1 combination.

(c)

Reflects non-cash, long-term unit-based compensation expense. Fiscal 2020 unit-based compensation includes expense attributable to the acceleration of certain unit-based awards that were accelerated in connection with the Amber Road acquisition. The fourth quarter and full year of 2021 includes $28.2 million in share-based compensation related to the acceleration of unvested options and restricted units of E2open Holdings in connection with the Business Combination and $4.7 million unit-based compensation expense for the restricted Series B-1 and B-2 common stock issued in connection with the Business Combination for the accelerated unvested options and restricted units.

(d)

Primarily includes foreign currency exchange gain and losses and other non-recurring expenses such as systems integrations, legal entity simplification, advisory fees and expenses related to retention of key employees from acquisitions.

(e)	Calculated utilizing non-GAAP gross profit as a percentage of non-GAAP revenue.

(f)

Represents the fair value adjustment at each balance sheet date of the warrant liability related to the public, private placement and forward purchase warrants and the fair value adjustment at each balance sheet date of the contingent consideration liability related to the restricted Series B-1 and B-2 common stock issued in connection with the Business Combination of E2open Holdings, LLC and CCNB1.

(g)

Primarily includes advisory, consulting, accounting and legal expenses incurred in connection with mergers and acquisitions activities, including related valuation, negotiation and integration costs and capital-raising activities, including costs related to the acquisition of Amber Road and the Business Combination.

.
(h)	Calculated utilizing adjusted EBITDA as a percentage of non-GAAP revenue.

E2open Parent Holdings, Inc.

RECONCILIATION OF NON-GAAP INFORMATION TABLE III

(in millions)

As of February 28, 2021
(unaudited)
Current portion of notes payable and capital lease obligations	$9.2
Notes payable and capital lease obligations	509.4
Adjusted for:
Cash and cash equivalents	194.7
Net Debt as of Feb. 28, 2021	$323.9

Projected FY22 adjusted EBITDA	$120 - 122

Net Debt Forward Leverage Ratio (non-GAAP)	~2.7x

E2open Parent Holdings, Inc.

RECONCILIATION OF NON-GAAP INFORMATION TABLE IV

(in millions)

	Fourth Fiscal Quarter 2021			Fiscal Year 2021
	Successor	Predecessor		Successor	Predecessor
	February 4, 2021 through February 28, 2021	December 1, 2020 through February 3, 2021	Combined (a)	February 4, 2021 through February 28, 2021	March 1, 2020 through February 3, 2021	Combined (a)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Subscription revenue (a)	$14.1	$50.7	$64.8	$14.1	$259.7	$273.8
Professional services revenue (a)	7.3	8.9	16.2	7.3	48.9	56.2
Revenue	21.4	59.6	81.0	21.4	308.6	330.0
Business combination adjustment (b)	7.8	-	7.8	7.8	-	7.8
Non-GAAP Revenue	29.2	59.6	88.8	29.2	308.6	337.8
		-			-
Gross Profit	5.2	37.4	42.6	5.2	193.6	198.8
Adjustments
Business Combination Adjustment (b)	7.8	-	7.8	7.8	-	7.8
Depreciation expenses	0.6	1.4	2.0	0.6	6.3	6.9
Amortization of intangible assets	4.0	3.5	7.5	4.0	18.9	22.9
Share - based compensation (c)	3.2	0.1	3.3	3.2	0.5	3.7
Non-recurring/non-operating costs (d)	0.1	0.1	0.2	0.1	0.6	0.6
Non-GAAP Gross Profit	20.9	42.5	63.4	20.9	220.0	240.8
Gross profit margin	24.2%	62.8%	52.6%	24.2%	62.7%	60.2%
Non-GAAP Gross profit margin	71.6%	71.3%	71.4%	71.6%	71.2%	71.3%
EBITDA	20.5	14.1	34.6	20.5	73.9	94.4
Adjustments
Business Combination adjustment (b)	7.8	-	7.8	7.8	-	7.8
Change in fair value of financial instruments (f)	(56.9)	-	(56.9)	(56.9)	-	(56.9)
Acquisition-related adjustments (g)	4.3	3.0	7.3	4.3	14.4	18.7
Non-recurring/non-operating costs (d)	0.4	0.6	1.0	0.4	4.0	4.4
Share - based compensation (c)	33.0	1.4	34.4	33.0	8.1	41.1
Adjusted EBITDA	9.1	19.1	28.8	9.1	100.4	109.5
EBITDA Margin	95.8%	23.6%	42.7%	95.8%	23.9%	28.6%
Adjusted EBITDA Margin (h)	31.1%	32.0%	31.7%	31.1%	32.5%	32.4%
Net income	12.9	20.4	33.3	12.9	(48.0)	(35.1)

Footnotes

(a)

Reflects the summation of the periods of our Predecessor from March 1, 2020 through February 3, 2021, and the Successor for the period from February 4, 2021 through February 28, 2021 for the full fiscal 2021 and the period of our Predecessor from December 1, 2020 through February 3, 2021 and the Successor period from February 4, 2021 through February 28, 2021 for the fiscal fourth quarter 2021.

(b)	Adjustment related to the fair value reduction of deferred revenue as a result of the CCNB1 combination.

(c)

Reflects non-cash, long-term unit-based compensation expense. Fiscal 2020 unit-based compensation includes expense attributable to the acceleration of certain unit-based awards that were accelerated in connection with the Amber Road acquisition. The fourth quarter and full year of 2021 includes $28.2 million in share-based compensation related to the acceleration of unvested options and restricted units of E2open Holdings in connection with the Business Combination and $4.7 million unit-based compensation expense for the restricted Series B-1 and B-2 common stock issued in connection with the Business Combination for the accelerated unvested options and restricted units.

(d)

Primarily includes foreign currency exchange gain and losses and other non-recurring expenses such as systems integrations, legal entity simplification, advisory fees and expenses related to retention of key employees from acquisitions.

(e)	Calculated utilizing non-GAAP gross profit as a percentage of non-GAAP revenue.

(f)

Represents the fair value adjustment at each balance sheet date of the warrant liability related to the public, private placement and forward purchase warrants and the fair value adjustment at each balance sheet date of the contingent consideration liability related to the restricted Series B-1 and B-2 common stock issued in connection with the Business Combination of E2open Holdings, LLC and CCNB1.

(g)

Primarily includes advisory, consulting, accounting and legal expenses incurred in connection with mergers and acquisitions activities, including related valuation, negotiation and integration costs and capital-raising activities, including costs related to the acquisition of Amber Road and the Business Combination.

(h)	Calculated utilizing adjusted EBITDA as a percentage of non-GAAP revenue.